Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-192915) pertaining to Connecticut Natural Gas Corporation Union Employee Savings Plan of UIL Holdings Corporation of our report dated June 17, 2015 relating to the financial statements and the financial statement schedules of Connecticut Natural Gas Corporation Union Employee Savings Plan for the year ended December 31, 2014, included in this annual report on Form 11-K for the year ended December 31, 2014.

Dworken, Hillman, LaMorte & Sterczala, P.C.

June 17, 2015
Shelton, Connecticut